Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	56,283,134	(1)	$163.00	$9,174,150,842	$654,117	(2)

(1)	Assumes that overallotment amount of 5,207,376 shares of common stock is exercised.

(2)

The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from Registration Statement File No. 333-169328 by means of this prospectus supplement.

Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-169328

PROSPECTUS    SUPPLEMENT

(To prospectus dated September 13, 2010)

51,075,758 Shares

Common Stock

The selling stockholders identified in this prospectus supplement are offering 51,075,758 shares of our common stock, par value $0.01 per share (which includes 48,745,676 shares of our common stock issuable upon the conversion of our Series B Convertible Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”)). We will not receive any of the proceeds from the sale of shares of our common stock sold in this offering.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “BLK.” The last reported sale price of our common stock on November 8, 2010 was $169.09 per share.

Investing in our common stock involves risks, including those described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 10 of our most recent Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus supplement.

	Per Share	Total
Public Offering Price	$163.00	$8,325,348,554
Underwriting Discount	$3.26	$166,506,971
Proceeds, before expenses, to the selling stockholders	$159.74	$8,158,841,583

The underwriters may also purchase up to an additional 5,207,376 shares of our common stock from one of the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about November 15, 2010.

BofA Merrill Lynch	Morgan Stanley

Barclays Capital

Credit Suisse	J.P. Morgan	PNC Capital Markets LLC
UBS Investment Bank		Wells Fargo Securities

BOC International	Banco Santander	CCB International
CITIC Securities Corporate Finance (HK) Limited		Citadel Securities LLC
Citi	COMMERZBANK	Deutsche Bank Securities
Evercore Partners	Goldman, Sachs & Co.	HSBC
ING		KeyBanc Capital Markets
Lloyds TSB Corporate Markets	Mizuho Securities USA Inc.	SOCIETE GENERALE

Blaylock Robert Van, LLC	Cabrera Capital Markets, LLC	Gleacher & Company
JMP Securities	Keefe, Bruyette & Woods	Knight/Houlihan Lokey
RBC Capital Markets	RBS	Raymond James
SMBC Nikko	Samsung Securities Co., Ltd.	Siebert Capital Markets
Sterne Agee	Stifel Nicolaus Weisel	The Williams Capital Group, L.P.

The date of this prospectus supplement is November 8, 2010.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling stockholders and the terms on which the selling stockholders are offering and selling our common stock. The second part is the accompanying prospectus dated September 13, 2010, which contains and incorporates by reference important business and financial information about us and other information about the offering.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a shelf registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell shares of our common stock in one or more offerings. In this prospectus supplement, we provide you with specific information about the shares of our common stock that the selling stockholders are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock, the selling stockholders and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Information Incorporated by Reference” on page S-30 of this prospectus supplement before investing in our common stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

We are responsible for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with different information. We are not, and the selling stockholders and the underwriters are not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

S-ii

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this prospectus supplement, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms, including the recently approved Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays Bank PLC (“Barclays”), Bank of America Corporation (“Bank of America”), Merrill Lynch & Co., Inc. (“ML&Co.”) or The PNC Financial Services Group, Inc. (“PNC”); (11) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s economic investments; (14) the impact of changes to tax legislation and, generally, the tax position of BlackRock; (15) BlackRock’s success in maintaining the distribution of its products; (16) the impact of BlackRock electing to provide support to its products from time to time; (17) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (18) the ability of BlackRock to integrate the operations of Barclays Global Investors (“BGI”).

S-iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before making an investment decision. When used in this prospectus supplement, the terms “BlackRock,” “Company,” “we,” “our” and “us” refer to BlackRock, Inc. and its subsidiaries, unless otherwise specified.

BLACKROCK

General

BlackRock is the largest publicly traded investment management firm with $3.446 trillion of assets under management (“AUM”) at September 30, 2010. We focus exclusively on investment management and risk management; we do not engage in proprietary trading or other activities that could conflict with the interests of our clients. Our business is global—we invest in capital markets throughout the world, we have employees in 24 countries and we serve institutional and retail investors in more than 100 countries. We offer a broad array of equity, fixed income, multi-asset class, alternative investment and cash management products, as well as our BlackRock Solutions® investment systems, risk management and advisory services. We offer our investment products directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), collective investment trusts and separate accounts. Our clients include taxable, tax-exempt and official institutions, high net worth individuals and retail investors.

On December 1, 2009, BlackRock acquired BGI from Barclays, referred to as the “BGI Transaction,” adding substantial investment and risk management capabilities and more than 3,500 new colleagues to the combined organization. BGI has long been recognized for product innovation in indexed and scientific investing, including pioneering iShares, the industry’s leading ETF platform, sophisticated retirement solutions and liability-driven investment strategies. These strengths complement BlackRock’s active fundamental portfolio management capabilities, global mutual fund platform, customized solutions, risk management and advisory services. Together, the combined firm is strongly distinguished by its solutions oriented approach to investment and risk management. Upon closing of the BGI Transaction, we commenced operations as a unified firm with the integration of corporate systems largely completed and implementation of our operating platform well underway. Substantial operating and cultural integration work is expected to continue through 2011.

BlackRock is an independent, publicly traded company, with no single majority stockholder and a majority of independent directors. Our capital stock consists of voting common stock and non-voting convertible participating preferred stock. The shares of common stock offered in this offering include shares of our common stock issuable upon the automatic conversion of shares of our Series B Preferred Stock being sold by the selling stockholders. At September 30, 2010, Merrill Lynch Group, Inc. (“Merrill Lynch”), an indirect wholly-owned subsidiary of Bank of America, a direct wholly-owned subsidiary of ML&Co. and a selling stockholder in this offering, owned approximately 3.7% of BlackRock’s voting common stock outstanding and held approximately 33.9% of our capital stock. At September 30, 2010, PNC Bancorp, Inc. (“PNC Bancorp”), a wholly-owned subsidiary of PNC, a selling stockholder in this offering, owned approximately 34.7% of BlackRock’s voting common stock outstanding and held approximately 24.3% of our capital stock. At September 30, 2010, Barclays, which is not a selling stockholder in this offering, owned approximately 4.8% of BlackRock’s voting common stock outstanding and held approximately 19.7% of our capital stock. Based on the number of shares outstanding at September 30, 2010, upon completion of this offering and the concurrent transactions described in the section of this prospectus supplement entitled “Prospectus Summary—Concurrent Transactions”, Merrill Lynch, PNC and its affiliates and Barclays will own 0%, 26.4% and 2.4%, respectively, of our voting common stock outstanding and 9.8%, 20.3% and 19.7%, respectively, of our capital stock, or 0%, 25.3% and 2.3%, respectively, of our voting common stock outstanding and 7.1%, 20.3% and 19.7%, respectively, of our capital stock if the underwriters exercise their overallotment option in full. BlackRock believes that it has strong relationships with each of its significant stockholders that it expects to continue into the future, even as their holdings of our capital stock decrease, pursuant to this offering or otherwise. Each of these significant stockholders continues to be party to a stockholder agreement with BlackRock and, as described below, ML&Co. will continue to be party to its global distribution agreement, which is expected to be amended in connection with this offering.

Products

BlackRock offers a broad spectrum of investment management and risk management products and services. Investment management offerings include single- and multi-asset class portfolios, which may be structured to focus on a particular investment style, capitalization range, region or market sector; credit or maturity profile; or liability structure. Revenue from these products primarily consists of advisory fees, typically structured as a percentage of AUM. In some instances, we earn securities lending fees or performance fees, which may be expressed as a share of earnings or a percentage of returns in excess of agreed-upon targets. In addition, BlackRock offers its Aladdin® investment system, as well as risk management, outsourcing and advisory services, to institutional investors under the BlackRock Solutions name. Revenue on these services may be based on several criteria including asset volume, percent of AUM, number of users, accomplishment of specific deliverables or other performance objectives.

Equity

BlackRock manages equity portfolios utilizing three distinct investment approaches: index or passive, active fundamental and active scientific. Index strategies employ a structured balance of risk, return and cost to offer an efficient way to obtain exposure to equity markets. Fundamental investments seek to add value relative to a specified index or on an absolute basis primarily through security selection based on BlackRock’s proprietary research and portfolio manager judgment. Scientific equity strategies seek superior investment outcomes through a stock selection process that aims to systematically find and exploit pricing opportunities while rigorously managing risk and cost.

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Index and enhanced index products are most heavily constrained, and apply rigorous processes in order to replicate the performance of the related index, while minimizing the effect of trading and other costs on investment returns.

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Fundamental equity products offer medium or higher levels of tracking error and feature a high degree of manager discretion over investment strategy. Experienced teams of portfolio managers, research analysts and traders are dedicated to these portfolios. Each team employs fundamental research, often in conjunction with quantitative screens, to inform their investment decisions. They also work closely with BlackRock’s Risk and Quantitative Analysis Group (“RQA”) to ensure that risk positions are deliberate and scaled appropriately.

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Scientifically driven active equity portfolios seek to achieve returns in excess of a chosen index by balancing return, risk and cost considerations. Significant proprietary research is undertaken to develop and systematically apply investment insights, ensure acceptable levels of tracking error, and minimize trading costs. While tracking error varies from low to medium, these strategies are model-driven and the level of manager discretion is low. Although scientific active equity strategies have struggled industry-wide since mid-2007, we believe in the long-term viability of the approach and have committed substantial resources to research and development of the next generation of scientific active equity investing.

A wide variety of products are offered in each of these styles, including global and regional portfolios; value, growth and core products; large, mid and small cap strategies; and selected sector funds. These products are designed to enable investors to access return opportunities in one or more developed, emerging or frontier markets, or in specific industry or capitalization sectors and sub-sectors. Portfolio management teams employ disciplined investment and portfolio construction processes designed to achieve specified investment objectives. Equity portfolio managers manage long-only equity accounts, the equity portion of certain multi-asset products and equity hedge funds, including long-short strategies, counted in alternative investment AUM.

Fixed Income

We offer a broad range of index and actively managed fixed income products across regions, sectors, credit quality and maturities that include investment strategies in sovereign and local government debt, mortgage-backed, asset-backed and other structured securities, and corporate bonds. Actively managed strategies may employ a fundamental or model-driven investment process. The former emphasizes risk-controlled sector rotation and security selection driven by sector experts and direct interaction with issuers and market makers, while the latter employs models to identify relative return opportunities and to apply those results, subject to a pragmatic review of model risk, on a systematic basis across portfolios. Portfolios can be managed relative to a market index, a duration (price risk) target or a client’s liabilities, and are often tailored to client-specified liabilities, accounting, regulatory or rating agency requirements or other investment policies. BlackRock’s fixed income team manages long-only portfolios, the bond portion of certain multi-asset class mandates, and a variety of fixed income alternative investment products.

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Index and enhanced index products are designed to replicate the performance of the related market index. A rigorous investment and portfolio construction process is used to ensure minimal tracking error, while seeking to limit transaction costs.

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Model-based fixed income portfolios seek to consistently add value relative to the chosen index and control performance volatility. To do so, the model-based fixed income team undertakes proprietary research and model development to identify and systematically apply investment insights. Real-time analysis of a wide array of risk measures is used to continuously assess potential impact on total return and adjust portfolio holdings as appropriate.

Fundamental fixed income strategies seek to achieve competitive investment returns through a disciplined investment process that focuses on sector rotation and security selection, while controlling duration exposures relative to the performance benchmark. The fundamental fixed income team is comprised of regional and sector specialists as well as credit and quantitative analysts. Portfolio managers work closely with RQA to monitor and manage risk, and are supported by extensive analytical tools and a shared research database that includes reports from both equity and credit analysts throughout BlackRock.

Multi-Asset Class

BlackRock manages a variety of products that invest in more than one asset class. These can be as straightforward as a balanced fund that is managed relative to a benchmark consisting of a fixed combination of broad equity and bond market indices (e.g., 60% S&P 500 and 40% Barclays Capital Aggregate Bond Index). Demand for investment solutions that utilize a combination of fixed income, equities and alternative investments has been growing, and we offer a variety of asset allocation products, including strategic advice, global and tactical asset allocation portfolios, and target risk and target date funds, including the LifePath® portfolios offered to defined contribution plans, which invest in a dynamically adjusted mix of stocks and bonds over an investment horizon. The most complex multi-asset class assignments are fiduciary outsourcing mandates in which BlackRock assumes responsibility for pension plan management. These services require close collaboration with our clients to understand their objectives, as well as regulatory and other investment constraints, and to design and deliver a unified and cost-effective solution for managing the plan. These and other products are supported by BlackRock’s Multi-Asset Class Solutions team, which includes portfolio managers, quantitative analysts, investment strategists, research analysts, economists and actuaries.

Alternative Investments

Our alternative investment offerings include real estate debt and equity, funds of funds, macro funds, hedge funds, absolute return strategies and active currency and commodity funds. Our alternative investment strategies are designed to provide enhanced returns with the same or less risk as the broad equity and bond markets or returns with low correlations to the broad equity and bond markets. In many cases, these strategies employ actual or structural leverage in an effort to enhance returns. These products are often structured with a performance fee.

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BlackRock’s Real Estate Group manages real estate debt and equity strategies investing in U.S., European, Australian and Asian markets. Equity products include core, value-added and opportunistic investments in commercial properties and multifamily housing. Debt strategies focus primarily on investment grade and high yield commercial real estate debt.

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BlackRock’s Global Market Strategies Group manages global macro style strategies using a scientifically driven active investment process to capture excess returns in equity, fixed income, currency and commodity markets. The group also manages long only and long/short commodity portfolios and active, dynamic and static currency hedging strategies.

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BlackRock Alternative Advisors, our fund of funds platform, offers private equity and hedge funds of funds and hybrid strategies. These products invest in, or coinvest with, funds and separate accounts offered by third party managers. Experienced teams utilize a disciplined manager research program and risk management framework to make investment decisions and construct portfolios designed to achieve attractive absolute returns over time.

BlackRock’s equity, fixed income and multi-asset class teams also manage a variety of fixed income and equity hedge funds, global macro funds, portable alpha, distressed and opportunistic strategies. Offerings include both open-end hedge funds and similar products, and closed-end funds that have been created to take advantage of specific opportunities over a defined, often longer-term investment horizon. These products permit use of shorting and generally employ leverage as well.

BlackRock also manages currency and commodity funds, the vast majority of which were acquired through the BGI Transaction. These products include active currency and currency overlay strategies primarily managed through institutional separate accounts, and commodity portfolios primarily offered as iShares products.

BlackRock also invests alongside clients in many of these products to further evidence our alignment of interest. These coinvestments are held on our balance sheet and substantially all are marked to market.

Cash Management

BlackRock offers a wide variety of cash management mandates to clients worldwide. We believe our leadership position reflects both a conservative investment philosophy and an array of choices available to investors. Products include money market funds and customized separate accounts in both taxable and tax-exempt strategies in multiple currencies, including U.S. dollar, Sterling and Euro. The acquisition of BGI significantly enhanced our growing non-U.S. cash management platform. We manage portfolios for individuals, corporate and municipal treasurers, and bank, hospital and university operating funds. BlackRock is committed to a conservative investment style that emphasizes quality, liquidity, and superior client service through market cycles. Our disciplined approach is closely tied to rigorous credit risk management.

Our Cash Management team also manages the cash we receive as collateral for securities on loan in other portfolios. Securities lending, which is offered as a potential source of incremental returns on equity and fixed income portfolios, is managed by a dedicated team, supported by quantitative analysis, leading-edge technology and formalized risk management. Fees for securities lending can be structured as a share of earnings and/or a percentage of the value of the cash collateral. The value of the securities on loan is reported as AUM in the corresponding asset class. The value of the cash collateral is not reported as AUM.

BlackRock Solutions and Advisory

BlackRock provides a variety of risk management, investment analytic and investment system and advisory services under the BlackRock Solutions brand name to financial institutions, pension funds, asset managers, foundations, consultants, mutual fund sponsors, real estate investment trusts and government agencies worldwide. The BlackRock Solutions operating platform, Aladdin, serves as the investment system for BlackRock and a growing number of sophisticated institutional investors. BlackRock Solutions also uses Aladdin to support risk management, investment accounting outsourcing, advisory services, including long-term portfolio liquidation assignments (reported as advisory AUM) and a variety of shorter-term engagements, such as valuation of illiquid assets, portfolio restructuring, workouts and dispositions. BlackRock Solutions further offers comprehensive risk reporting via the Green Package® and risk management advisory services, interactive fixed income analytics through our web-based calculator, AnSer®, middle and back office outsourcing services and investment accounting.

Clients have retained BlackRock Solutions for a variety of financial markets advisory engagements, such as valuation and risk assessment of illiquid assets, portfolio restructuring, workouts and dispositions of distressed assets and financial and balance sheet strategies. As the global capital markets began to recover, clients remained focused on risk management, and demand for BlackRock Solutions has continued to grow. Growth has been well balanced across Aladdin, risk management and financial markets advisory services.

Fees for BlackRock Solutions and advisory services may be structured as a fixed rate, a percentage of advisory AUM, performance fees based on contractual thresholds, or a combination of the foregoing. Demand for BlackRock Solutions services increased sharply in 2008 and 2009 in the face of extreme market dislocations. A substantial portion of the growth resulted from increased demand for advisory services that bring together our analytical, risk management and capital markets capabilities. During the recent period of market distress, our Financial Markets Advisory Practice provided the holders of distressed assets with guidance on valuing, restructuring and managing their portfolios. Clients have included major public and private institutions around the world.

The BlackRock Solutions, Aladdin and technology teams are also supporting key aspects of the BGI integration. These efforts, which are expected to continue through 2011, are vital to establishing a unified operating platform and consistent operating processes. We expect the integration of BGI’s extensive quantitative tools, risk management models and portfolio construction applications across asset classes to enhance the Aladdin platform over time. Additionally, we will seek to leverage our scale for the benefit of our clients through the creation of a robust global trading platform.

Transition Management Services

We also offer transition management services, involving the temporary oversight of a client’s assets as they transition from one manager to another or from one strategy to another. We provide a comprehensive service that includes project management and implementation based on achieving best execution consistent with the client’s risk management tolerances. We use Aladdin and other state-of-the-art tools and work closely with BlackRock’s trading cost research team to manage four dimensions of risk throughout the transition: exposure, execution, process and operational risk. The average transition assignment is executed within two weeks, although the duration can be longer or shorter depending on the size, complexity and liquidity of the related assets. These portfolios are not included in AUM unless BlackRock has been retained to manage the assets after the transition phase.

Concurrent Transactions

Amendment and Restatement of Stockholder Agreement

Concurrently with the closing of this offering, BlackRock, ML&Co. and Merrill Lynch intend to enter into the Third Amended and Restated Stockholder Agreement, which will further amend the original stockholder agreement that was entered into between ML&Co. and BlackRock at the time BlackRock’s business was merged with ML&Co.’s investment management business in 2006.

The Third Amended and Restated Stockholder Agreement is expected to amend the existing stockholder agreement among ML&Co., Merrill Lynch and BlackRock to provide, among other things, for the following:

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the reduction from two to one in the number of directors ML&Co. is entitled to appoint to BlackRock’s board of directors if ML&Co. beneficially owns less than 10% (but at least 5%) of the issued and outstanding BlackRock capital stock and the reduction of that number to zero if ML&Co. beneficially owns less than 5% of such capital stock; and

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technical amendments to delete provisions of the stockholder agreement that are no longer applicable either due to the lapse of time or the consummation of Bank of America’s acquisition of ML&Co. in 2009.

We expect that the Third Amended and Restated Stockholder Agreement will also contain changes to the term of the agreement and the definition of ownership threshold.

It is also expected that, depending on the ultimate number of shares sold by Merrill Lynch in this offering, ML&Co. and Merrill Lynch will agree with BlackRock to additional restrictions on transfers of their remaining shares of BlackRock capital stock for a period of between six and twelve months following the closing of this offering.

Amendment and Restatement of Global Distribution Agreement

Concurrently with the closing of this offering, BlackRock and ML&Co. also intend to enter into the Second Amended and Restated Global Distribution Agreement, which will further amend the original global distribution agreement that was entered into between ML&Co. and BlackRock at the time BlackRock’s business was merged with ML&Co.’s investment management business in 2006.

The Second Amended and Restated Global Distribution Agreement is expected to have an initial term ending on January 1, 2014, with one automatic three-year extension if certain conditions are satisfied. The Second Amended and Restated Global Distribution Agreement is expected to amend the existing global distribution agreement between ML&Co. and BlackRock to clarify applicability of the global distribution agreement to certain economic arrangements and to detail certain of ML&Co.’s obligations with respect to revenue neutrality across the range of BlackRock products distributed by ML&Co. if ML&Co. changes either the economic terms applicable to, or the manner of, its distribution of those particular products.

Direct Placement of Common Stock

Concurrently with the closing of this offering, Merrill Lynch will sell 2,453,988 shares of BlackRock common stock to an institutional investor at the same offering price, subject to approval by the investor’s board of directors and the completion of this offering. We refer to this transaction as the “direct placement.” The shares of common stock sold in the direct placement consist of shares of common stock issuable upon conversion of our Series B Preferred Stock.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are serving as placement agents for the direct placement. No fee will be paid to the placement agents for acting as such for the direct placement.

The Company will not receive any proceeds from the direct placement. The direct placement will be made pursuant to a prospectus supplement to the Company’s prospectus, dated September 13, 2010, filed as part of the Company’s effective shelf registration statement relating to these securities.

In this prospectus supplement, we refer to the PNC Exchange described below and the direct placement together as the “concurrent transactions.”

PNC Exchange

Concurrently with the closing of this offering, BlackRock will issue 11,105,000 shares of our common stock to PNC Bancorp in exchange for an equal number of shares of our Series B Preferred Stock (the “PNC Exchange”). This issuance of common stock will allow PNC and its affiliates to retain a greater than 25% voting interest in BlackRock following this offering and the direct placement. Unless the context otherwise requires, the number of shares of our common stock and our Series B Preferred Stock to be outstanding after this offering gives effect to the PNC Exchange.

Our principal office is located at 55 East 52nd St., New York, N.Y. 10055. Our telephone number is (212) 810-5300.

THE OFFERING

BlackRock common stock offered by the selling stockholders	51,075,758 shares (including 48,745,676 shares issuable upon conversion of shares of Series B Preferred Stock)

Overallotment option	5,207,376 shares (consisting solely of shares issuable upon conversion of shares of Series B Preferred Stock) to be sold by Merrill Lynch

BlackRock common stock outstanding immediately after the offering and the concurrent transactions	125,950,160 shares (including 11,105,000 shares of common stock to be issued in exchange for an equal number of shares of Series B Preferred Stock held by PNC Bancorp) or 131,157,536 shares if the underwriters exercise their overallotment option in full

Series B Preferred Stock outstanding immediately after the offering and the concurrent transactions	62,315,929 shares or 57,108,553 shares if the underwriters exercise their overallotment option in full

Conversion of Series B Preferred Stock	Upon any transfer of Series B Preferred Stock to any person other than an affiliate of the initial holders thereof, each share of Series B Preferred Stock will automatically be converted into one share of common stock. No optional conversion is permitted.

Use of proceeds	The Company will not receive any proceeds from the sale of common stock in this offering.

Voting rights	The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders.

The holders of our participating preferred stock have no voting rights, except as required by law.

Common stock symbol	“BLK”

Risk factors	Investing in our common stock involves risks. See the section entitled “Risk Factors” on page S-10 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of certain risks you should consider before investing in our common stock.

Conflicts of interest

Our underwriters and their affiliates own our capital stock. Specifically, as of September 30, 2010, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and its affiliates owned approximately 2.3 million shares, or 3.7%, of our voting common stock and approximately 62.5 million shares of our Series B Preferred Stock, or 49% of our outstanding preferred equity, representing in the aggregate a 33.9% economic interest in BlackRock; Barclays Capital Inc. and its affiliates owned approximately 3.0 million shares, or

4.8%, of our voting common stock and approximately 34.5 million shares of our Series B Preferred Stock, or 27.1% of our outstanding preferred equity, representing in the aggregate a 19.7% economic interest in BlackRock; and PNC Capital Markets LLC and its affiliates owned approximately 22.1 million shares, or 34.7% of our voting common stock, approximately 21.4 million shares of our Series B Preferred Stock and approximately 2.9 million shares of our Series C Preferred Stock (as defined below), or 19.1% of our outstanding preferred equity, representing in the aggregate a 24.3% economic interest in BlackRock.

Under NASD Rule 2720, as administered by FINRA, we may be considered to be under common control with MLPFS, Barclays Capital Inc. and PNC Capital Markets LLC and more than five percent of the offering proceeds, not including underwriting compensation, are intended to be paid to Merrill Lynch and PNC Bancorp, selling stockholders in this offering and affiliates of MLPFS and PNC Capital Markets LLC, respectively. Because of these relationships, the offering will be conducted in accordance with NASD Rule 2720, as administered by FINRA. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule. To comply with Rule 2720, each of MLPFS, Barclays Capital Inc. and PNC Capital Markets LLC will not confirm sales to any account over which MLPFS, Barclays Capital Inc. or PNC Capital Markets LLC, as applicable, exercise discretionary authority without the specific written approval of the accountholder.

Unless the context requires otherwise, the number of shares of our common stock and our Series B Preferred Stock to be outstanding after this offering is based on 63,645,496 shares and 124,620,593 shares, respectively, outstanding as of October 31, 2010 and gives effect to the PNC Exchange and the conversion of 51,199,664 shares of our Series B Preferred Stock into an equal number of shares of our common stock as a result of this offering and the direct placement. For purposes of the foregoing amounts, the number of shares of our common stock to be outstanding after this offering excludes:

•	2.4 million shares of common stock issuable upon the exercise of outstanding stock options at a weighted average price of $103.79 per share;

•	an aggregate of 9.9 million shares of common stock reserved for future issuances under equity incentive plans;

•	6.8 million shares of common stock relating to unvested restricted stock units;

•

60.0 million shares of common stock issuable upon conversion of shares of Series B Preferred Stock and our Series C Convertible Participating Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) that are not included in this offering, the overallotment option in this offering or the direct placement;

•	5.2 million shares of common stock issuable upon conversion of Series B Preferred Stock if the underwriters exercise their overallotment option in full; and

•	shares of common stock issuable upon conversion of our 2.625% convertible debentures due 2035.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described below and in our Annual Report on Form 10-K for the year ended December 31, 2009 are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any such risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to the Offering

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Our significant stockholders are, in certain circumstances, permitted under their stockholder agreements to sell significant quantities of our common stock without our consent.

We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt-to-equity, as consideration in acquisitions or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of our common stock or any other equity securities for future sale or issuance, will have on the trading price of our common stock.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; future sales by us or our subsidiaries of equity, equity-related or debt securities; the amount, if any, of dividends that we pay on our common stock; anticipated or pending investigations, proceedings or litigation that involve or affect us; changes in regional, national or global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility; and changes in government regulation or proposals relating to us. In addition, the U.S. and global securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock.

Additional issuances of equity securities would dilute the ownership of existing stockholders and could reduce our earnings per share.

We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions or for other purposes. To the extent we issue additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

Provisions in our certificate of incorporation and by-laws may discourage a takeover attempt.

Provisions contained in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our certificate of incorporation and by-laws impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. Our stockholder agreements also require certain of our significant shareholders to vote for directors nominated by our board of directors and as recommended by our board of directors on all other matters submitted to shareholders. These rights may have the effect of delaying or deterring a change in control of our Company. In addition, a change of control of our Company may be delayed or deterred as a result of our having three classes of directors. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock” in the accompanying prospectus.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments and as permitted by our debt agreements. We are not required to declare cash dividends on our common stock and the payment of future dividends is subject to the discretion of our board of directors. In determining the amount of any future dividends, our board of directors will consider economic and market conditions, our financial condition and operating results. This could adversely affect the market price of our common stock.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The selected consolidated historical income statement data for the years ended December 31, 2009, 2008 and 2007 and the selected consolidated historical balance sheet data as of December 31, 2009, 2008 and 2007 presented below have been derived from our audited consolidated financial statements. The unaudited consolidated pro forma income statement data for the year ended December 31, 2009 gives effect to the BGI Transaction accounted for as a purchase business combination, as if the acquisition occurred on January 1, 2009 and is provided for informational purposes only and does not purport to reflect the results of BlackRock’s operations had the transaction actually been consummated on January 1, 2009. The selected consolidated historical income statement data for the nine months ended September 30, 2010 and 2009 and the selected consolidated historical balance sheet data as of September 30, 2010 have been derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited financial statements provided herein have been prepared on substantially the same basis as the audited consolidated financial statements and reflect all normal and recurring adjustments necessary for a fair statement of the information for the periods presented. All financial data presented in this prospectus supplement have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and certain prior period amounts have been revised or reclassified to conform to current period presentation.

This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2010, June 30, 2010 and March 31, 2010, each of which is incorporated by reference into this prospectus supplement, and should also be read in conjunction with our unaudited consolidated pro forma income statement data in our Form 8-K filed September 10, 2010, which is incorporated by reference into this prospectus supplement.

	Nine Months Ended September 30,		Pro Forma Year Ended December 31,	Year Ended December 31,
	2010	2009	2009(1)	2009	2008	2007
	(unaudited)		(unaudited)		(audited)
	(dollar amounts in millions, except per share amounts)
Revenue:
Investment advisory, administration, performance fees and securities lending fees	$5,553	$2,649	$6,893	$4,028	$4,434	$4,387
BlackRock Solutions and advisory	328	369	470	477	393	190
Distribution fees	89	73	100	100	139	123
Other revenue	149	65	213	95	98	145

Total revenue	6,119	3,156	7,676	4,700	5,064	4,845

Expenses:
Employee compensation and benefits	2,256	1,185	2,919	1,802	1,815	1,767
Distribution and servicing costs	302	371	488	477	591	539
Amortization of deferred sales commissions	79	76	100	100	130	108
Direct fund expenses	359	43	434	95	86	80
General and administration	945	462	1,058	779	665	799
Capital support from Barclays for certain BGI cash management funds	—	—	(1,249)	—	—	—
Restructuring charges	—	22	51	22	38	—
Termination of closed-end fund administration and servicing arrangements	—	—	—	—	—	128
Amortization of intangible assets	120	108	161	147	146	130

Total expenses	4,061	2,267	3,962	3,422	3,471	3,551

Operating income	2,058	889	3,714	1,278	1,593	1,294

Total non-operating income (expense)	5	(24)	(91)	(6)	(577)	526

Income before income taxes and non-controlling interests	2,063	865	3,623	1,272	1,016	1,820
Income tax expense	662	225	1,219	375	387	463

Net income	1,401	640	2,404	897	629	1,357
Less: net income (loss) attributable to non-controlling interests	(5)	21	22	22	(155)	364

Net income attributable to BlackRock, Inc.	$1,406	$619	$2,382	$875	$784	$993

Weighted-average common shares outstanding:
Basic	190,385,046	131,481,677	188,309,894	136,669,164	129,543,443	128,488,561
Diluted	192,280,679	134,001,799	191,122,179	139,481,449	131,376,517	131,378,061

Per share data:(2)
Basic earnings	$7.28	$4.58	$12.41	$6.24	$5.86	$7.53
Diluted earnings	$7.21	$4.50	$12.23	$6.11	$5.78	$7.37
Book value(3)	$133.51	$97.97	$128.86	$128.86	$92.91	$90.16
Common and preferred cash dividends	$3.00	$2.34	N/A	$3.12	$3.12	$2.68

(1)	We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had BlackRock and BGI filed consolidated income tax returns during the period presented.

The purchase accounting adjustments within this pro forma condensed combined statement of income are based on estimates and assumptions and therefore are subject to revision. However, at this time, we do not expect additional material changes.

See notes to condensed combined pro forma statement of income included in the Form 8-K filed on September 10, 2010 and incorporated by reference into this prospectus supplement.

(2)	Series A, B, C and D non-voting participating preferred stock is considered to be a common stock equivalent for purposes of earnings per share calculations.

(3)	Total BlackRock stockholders’ equity divided by total common and preferred shares outstanding at September 30 of the respective quarter-end or at December 31 of the respective year-end, as applicable.

	As of September 30, 2010	As of December 31,
		2009(1)	2008	2007
	(unaudited)	(audited)
	(dollar amounts in millions)
Balance Sheet:
Cash and cash equivalents	$2,636	$4,708	$2,032	$1,656
Investments	1,512	1,049	1,429	2,000
Goodwill and intangible assets, net	30,187	30,304	11,974	12,073
Total assets	174,504	178,066	19,924	22,561
Short-term borrowings	100	2,234	200	300
Convertible debentures	67	243	245	242
Long-term borrowings	3,191	3,191	697	697
Total liabilities	148,824	153,464	7,364	10,382
Redeemable non-controlling interests	54	49	266	29
Total BlackRock, Inc. stockholders’ equity	25,400	24,329	12,069	11,601
Total non-redeemable non-controlling interests	226	224	225	549
Total permanent equity	25,626	24,553	12,294	12,150

Operating Data:
Total assets under management	$3,446,066	$3,346,256	$1,307,151	$1,356,644

(1)	Goodwill and intangible assets, net, total assets and total liabilities are unaudited as these balances were retrospectively adjusted due to BGI purchase price allocation adjustments in 2010 in accordance with GAAP.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE under the symbol “BLK.”

The following table sets forth the quarterly range of the high and low per share closing prices for our common stock as reported by the NYSE.

Year Ending December 31, 2009	High	Low
First Quarter	$139.84	$90.57
Second Quarter	$182.60	$123.59
Third Quarter	$216.82	$161.39
Fourth Quarter	$240.80	$206.93

Year Ending December 31, 2010	High	Low
First Quarter	$242.81	$204.66
Second Quarter	$211.38	$143.40
Third Quarter	$171.68	$139.44
Fourth Quarter (through November 8, 2010)	$179.24	$165.66

As of October 29, 2010, there were approximately 404 common stockholders of record. We believe the number of beneficial owners is substantially greater than the number of record holders because a large portion of our common stock is held in “street name” by brokers.

USE OF PROCEEDS

The selling stockholders will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2010 on a historical basis and as adjusted to give effect to this offering and the concurrent transactions, including the conversion or exchange of an aggregate of 62,304,664 shares of Series B Preferred Stock into an equal number of shares of our common stock in this offering and the concurrent transactions, assuming no exercise of the underwriters’ overallotment option. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which is incorporated by reference into this prospectus supplement.

	As of September 30, 2010
	Actual	As Adjusted
	(dollars in millions)
Short-term borrowings:
Revolving credit facility	$100	$100
Japanese Yen commitment-line	—	—
Commercial paper	—	—

Total short-term borrowings	100	100
2.625% Convertible Debentures due 2035	67	67
Long-term borrowings:
2.25% Notes due 2012	499	499
3.50% Notes due 2014	999	999
6.25% Notes due 2017	696	696
5.00% Notes due 2019	997	997

Total long-term borrowings	3,191	3,191

Total borrowings	$3,358	$3,358
Stockholders’ equity:
Common stock, $0.01 par value:
500,000,000 shares authorized; 64,411,584 issued and 62,759,519 outstanding on an actual basis, and 126,716,248 issued and 125,064,183 outstanding on an as adjusted basis	1	1
Series B Convertible Participating Preferred Stock, $0.01 par value:
150,000,000 shares authorized; 124,620,593 issued and outstanding on an actual basis, 62,315,929 issued and outstanding on an as adjusted basis	1	1
Series C Convertible Participating Preferred Stock, $0.01 par value:
6,000,000 shares authorized; 2,866,439 issued and outstanding on an actual and as adjusted basis	—	—
Additional paid-in capital	22,400	22,400
Retained earnings	3,260	3,260
Appropriated retained earnings	94	94
Accumulated other comprehensive (loss)	(95)	(95)
Treasury shares, common, at cost (783,125 shares)	(124)	(124)
Escrow shares, common, at cost (868,940 shares)(1)	(137)	(137)

Total stockholders’ equity	$25,400	$25,400

Total capitalization	$28,758	$28,758

(1)	865,337 shares of common stock were released from escrow in October 2010. As of November 1, 2010, 3,603 shares of common stock remain in escrow.

SELLING STOCKHOLDERS

The following table and the notes thereto set forth information regarding the beneficial ownership of our capital stock by the selling stockholders as of October 31, 2010, and as adjusted to reflect the sale of the shares of common stock offered in this offering (including shares of common stock issuable upon conversion of the Series B Preferred Stock as a result of this offering) and for the shares of common stock issued to PNC Bancorp in exchange for shares of Series B Preferred Stock pursuant to the PNC Exchange. With respect to each selling stockholder, all information contained in the table and the notes below (other than the information regarding percentage of our common stock, our preferred equity and economic interest in our Company owned by such selling stockholder) is based upon the information provided to us by such selling stockholder, and we have not independently verified this information.

Pursuant to the terms of the amended and restated stockholder agreement among ML&Co., Merrill Lynch and BlackRock, two members of the board of directors of BlackRock have been appointed by ML&Co., the direct parent company of Merrill Lynch. Pursuant to the terms of the amended and restated implementation and stockholder agreement between PNC and BlackRock, two members of the board of directors of BlackRock have been appointed by PNC.

The number of shares of common stock and Series B Preferred Stock beneficially owned by each selling stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after October 31, 2010 through the exercise of any stock option or other right. The applicable percentage of ownership for each selling stockholder is based on 63,645,496 shares of common stock outstanding as of October 31, 2010.

	Ownership Before Offering		Securities Offered by this Prospectus	Ownership After Offering(4)
Name of Selling Stockholder	Series B Preferred Stock	Common Stock	Common Stock(1)	Series B Preferred Stock	Common Stock	% of Common Stock
Merrill Lynch Group, Inc.(2)(3)	62,469,918	2,330,082	43,575,758	21,224,242	—	0%
PNC Bancorp, Inc. and affiliates(2)(5)	21,428,188	22,082,450	7,500,000	2,823,188	33,187,450	26.9%

Total	83,898,106	24,412,532	51,075,758	24,047,430	33,187,450

(1)	Represents the aggregate shares of common stock offered assuming the automatic conversion of the shares of the Series B Preferred Stock owned by such selling stockholder upon a transfer to a third party in this offering at a conversion rate of one share of common stock per one share of Series B Preferred Stock. The Series B Preferred Stock is not convertible into common stock while held by such selling stockholder or its affiliates (except a broker-dealer affiliate in connection with a capital markets transaction).

(2)	Prior to this offering and the PNC Exchange, Merrill Lynch owns approximately 2.3 million shares, or 3.7%, of our outstanding voting common stock and approximately 62.5 million shares of our Series B Preferred Stock, or 49% of our outstanding preferred equity, representing in the aggregate a 33.9% economic interest in our Company. The shares to be sold by Merrill Lynch in this offering include 2,330,082 shares of common stock and 41,245,676 shares of Series B Preferred Stock, which will automatically convert into an equal number of shares of common stock upon such sale to the underwriters. After the completion of this offering, the PNC Exchange and the direct placement, in which Merrill Lynch has offered to sell 2,453,988 shares of our common stock issuable upon conversion of our Series B Preferred Stock, Merrill Lynch will not own any shares of our outstanding voting common stock and will own 18,770,254 shares of our Series B Preferred Stock, or 28.8% of our outstanding preferred equity, representing in the aggregate a 9.8% economic interest in our Company. If the underwriters exercise their overallotment option in full, Merrill Lynch will not own any shares of our outstanding voting common stock and will own 13,562,878 shares of our Series B Preferred Stock, or 22.6% of our outstanding preferred equity, representing in the aggregate a 7.1% economic interest in our Company.

Prior to this offering, PNC and its affiliates own approximately 22.1 million shares, or 34.7%, of our outstanding voting common stock, approximately 21.4 million shares of our Series B Preferred Stock and approximately 2.9 million shares of our Series C Preferred Stock, or 19.1% of our outstanding preferred equity, representing in the aggregate a 24.3% economic interest in our Company. The shares to be sold by PNC Bancorp in this offering are comprised of 7,500,000 shares of Series B Preferred Stock, which will automatically convert into an equal number of shares of common stock upon such sale to the underwriters. After the completion of this offering, the PNC Exchange and the direct placement, in which Merrill Lynch has offered to sell 2,453,988 shares of our common stock issuable upon conversion of our Series B Preferred Stock, PNC and its affiliates will own 33,187,450 shares, or 26.3%, of our outstanding voting common stock, 2,823,188 shares of our Series B Preferred Stock and 2,866,439 shares of our Series C Preferred Stock, or 8.7% of our outstanding preferred equity, representing in the aggregate a 20.3% economic interest in our Company. If the underwriters exercise their overallotment option in full, PNC and its affiliates will own 33,187,450 shares, or 25.3%, of our outstanding voting common stock, 2,823,188 shares of our Series B Preferred Stock and 2,866,439 shares of our Series C Preferred Stock, or 9.5% of our outstanding preferred equity, representing in the aggregate a 20.3% economic interest in our Company.

(3)	Bank of America is the ultimate parent company, and ML&Co. is the direct parent company, of Merrill Lynch, and share with Merrill Lynch beneficial ownership of the shares of capital stock of BlackRock held directly by Merrill Lynch. In addition, Bank of America is the ultimate parent company, and ML&Co. is the direct parent company, of MLPFS, and share with MLPFS beneficial ownership of approximately 594 shares of common stock of BlackRock held directly by MLPFS.

(4)	Does not include adjustments to reflect the direct placement.

(5)	Excludes 194,361 shares of common stock held by PNC affiliates in a fiduciary capacity.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock, including shares of common stock issuable upon conversion of shares of Series B Preferred Stock, set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	26,317,411
Morgan Stanley & Co. Incorporated	6,903,750
Barclays Capital Inc.	1,732,500
PNC Capital Markets LLC	3,463,125
Wells Fargo Securities, LLC	1,183,014
Credit Suisse Securities (USA) LLC	840,000
J.P. Morgan Securities LLC	840,000
UBS Securities LLC	840,000
KeyBanc Capital Markets Inc.	686,027
Mizuho Securities USA Inc.	686,027
BOCI Asia Limited	497,370
CCB International Capital Limited	497,370
CITIC Securities Corporate Finance (HK) Limited	497,370
Citadel Securities LLC	497,370
Citigroup Global Markets Inc.	420,000
Deutsche Bank Securities Inc.	420,000
Evercore Group L.L.C.	420,000
Goldman, Sachs & Co.	420,000
HSBC Securities (USA) Inc.	420,000
Banco Santander SA	336,000
Commerz Markets LLC	336,000
ING Financial Markets LLC	336,000
Lloyds TSB Bank Plc	336,000
SG Americas Securities, LLC	336,000
Keefe, Bruyette & Woods, Inc.	343,014
Samsung Securities Co., Ltd.	325,863
Stifel, Nicolaus & Company, Incorporated	162,932
RBS Securities Inc.	146,895
SMBC Nikko Capital Markets Limited	146,895
Houlihan Lokey Capital, Inc.	146,638
RBC Capital Markets, LLC	88,380
Raymond James & Associates, Inc.	88,380
Gleacher & Company Securities, Inc.	77,178
JMP Securities LLC	77,178
Sterne, Agee & Leach, Inc.	77,178
Blaylock Robert Van, LLC	29,400
Cabrera Capital Markets, LLC	29,400
Muriel Siebert & Co., Inc.	29,400
The Williams Capital Group, L.P.	29,400
Knight Capital Markets LLC	16,293

Total	51,075,758

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Barclays Capital Inc. are acting as joint book-running managers of this offering. Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if sold to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $1.95 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$163.00	$8,325,348,554	$9,174,150,842
Underwriting discount	$3.26	$166,506,971	$183,483,017
Proceeds, before expenses, to the selling stockholders	$159.74	$8,158,841,583	$8,990,667,825

Our expenses from the offering are estimated at $1,200,000 and are payable by the selling stockholders.

Overallotment Option

Merrill Lynch, one of the selling stockholders, has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 5,207,376 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

BlackRock, the selling stockholders and Barclays Bank PLC have agreed, subject to certain limited exceptions (including, in the case of BlackRock, an exception with respect to strategic acquisitions of assets, technologies or businesses or the establishment of a strategic partnership, joint venture or other collaboration complementary to BlackRock’s business), not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. None of BlackRock’s officers or directors have agreed with the underwriters to any contractual restrictions on transfers of BlackRock securities following this offering.

New York Stock Exchange Listing

The shares of common stock are listed on the New York Stock Exchange under the symbol “BLK.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Other Relationships

The underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial lending, financial advisory and other services for us. They have received customary fees and expenses for these services. In particular, affiliates of some of our underwriters are dealers under our $3.0 billion commercial paper program. In addition, affiliates of some of the underwriters are lenders and/or documentation agents under our $2.5 billion revolving credit facility maturing in 2012 or were lenders under our 2010 Credit Facility maturing in November 2010 that was available solely to provide short-term financing and support related commercial paper borrowing programs for a portion of the purchase price for our acquisition of BGI from affiliates of Barclays Capital Inc. Pursuant to its terms, the 2010 Credit Facility was terminated and is no longer available to us.

BOCI Asia Limited; CCB International Capital Limited; CITIC Securities Corporate Finance (HK) Limited; Lloyds TSB Bank plc; Samsung Securities Co., Ltd.; SMBC Nikko Capital Markets Limited; and Banco Santander SA are not U.S. registered broker-dealers and, therefore, intend to participate in the offering outside the United States and, to the extent that they intend to effect any sales of securities in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

SMBC Nikko Capital Markets Limited and SMBC Securities, Inc. (“SMBC-SI”) have entered into an agreement pursuant to which SMBC-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC-SI, SMBC Nikko Capital Markets Limited will pay to SMBC-SI a mutually agreed fee.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the placement contemplated by this Prospectus (the “Shares”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the Managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by BlackRock or any Manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of securities within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final offering of securities contemplated in this prospectus supplement.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer of securities contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (ii) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

The Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, BlackRock or the Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for this document. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

Notice to Prospective Investors in Denmark

This prospectus supplement and the attached prospectus is being distributed in Denmark in a private placement only to, and is directed only at, “qualified investors” as defined in Article 2 of the Executive Order No. 1232 as of 22 October 2007 (the “Executive Order”) or under other circumstances which do not require the publication of a prospectus pursuant to Paragraph 2 of the Executive Order (all such persons together being referred to for purposes of this Notice to Prospective Investors in Denmark as “Relevant Persons”). The offered Shares are available only to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, Relevant Persons. This prospectus supplement and the attached prospectus is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons.

Notice to Prospective Investors in France

Neither this prospectus supplement nor the attached prospectus has been prepared in connection with a public offering of financial instruments in France and no prospectus has been submitted for clearance (visa) to the Autorité des Marchés Financiers. The information contained in this prospectus supplement and the attached prospectus is made available to you on the condition that it shall not be passed on to any person, nor reproduced (in whole or in part).

This prospectus supplement and the attached prospectus have been made available in France only to permitted investors consisting of (1) persons or entities licensed to perform the investment service of portfolio management on behalf of third parties (gestion de portefeuille pour le compte de tiers), (2) qualified investors (investisseurs qualifiés) acting for their own account and/or (3) corporate investors meeting the conditions set out in Article D. 341-1 of the French Code monétaire et financier and belonging to a restricted circle of less than 100 investors, acting for their own account, each acting under the conditions set out in Articles D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier.

The direct or indirect resale or offer of the Shares acquired by any permitted investors to the public in France may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Notice to Prospective Investors in Germany

This prospectus supplement and attached prospectus is being distributed in Germany in a private placement only to, and is directed only at “qualified investors” as defined in paragraph 2 No. 6 of the German Securities Prospectus Act (Wertpapierprospektgesetz or “WpPG”). This prospectus supplement and attached prospectus is directed only at “qualified investors” and must not be acted on or relied on by persons who are not “qualified investors.” Any invitation or inducement to engage in investment activity as defined in paragraph 2 No. 4 of the WpPG will only be communicated or caused to be communicated in circumstances in which paragraph 2 No. 4 of the WpPG does not apply.

This prospectus supplement and attached prospectus is not being distributed to and is not being directed at persons in Germany other than “qualified investors” falling within paragraph 2 No. 6 of the WpPG (all such persons together being referred to for purposes of this Notice to Prospective Investors in Germany as “Relevant Persons”). The Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire Shares will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, any Shares other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Shares, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Shares that are or are intended to be disposed of (i) only to persons outside Hong Kong or (ii) only to “professional investors” as defined in the SFO and any rules made under the SFO.

Notice to Prospective Investors in Norway

No prospectus has been or will be filed in connection with this offer to Norwegian investors, due to the fact that the offering in Norway is limited to institutional investors only.

Notice to Prospective Investors in the Republic of Ireland

This prospectus supplement and the attached prospectus does not constitute a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland. No offer of Shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland) in general, or in particular pursuant to the Prospectus (Directive 2003/71/EC)

Regulations 2005 of Ireland. This prospectus supplement and the attached prospectus has not been approved or reviewed by or registered with the Central Bank and Financial Services Authority of Ireland.

Neither this prospectus supplement nor the attached prospectus constitutes investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or otherwise. We are not an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) and the recipients of this prospectus supplement and the attached prospectus should seek independent legal and financial advice in determining their actions in respect of or pursuant to this prospectus supplement and the attached prospectus.

Notice to Prospective Investors in the Republic of Italy

The offering of the Shares has not been registered with CONSOB — Commissione Nazionale per le Società e la Borsa (the Italian Companies and Exchange Commission) pursuant to Italian securities legislation and, accordingly, no such Securities may be offered, sold or delivered, nor may copies of this document or of any other document relating to the Shares be distributed in the Republic of Italy except:

(i) to qualified investors (investitori qualificati), as defined in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and in Article 34-ter, first paragraph, letter b, of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time to time; or

(ii) in other circumstances which are exempted from the rules on offerings of securities to the public pursuant to Article 100 of the Financial Services Act and Article 34-ter, first paragraph, of Regulation No. 11971.

Any offer, sale or delivery of the Shares or distribution of copies of this document or any other document relating to such Shares in the Republic of Italy under (i) or (ii) above must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of 1 September 1993, as amended (the “Consolidated Banking Act”), and Regulation No. 16190 of 29 October 2007 (as amended from time to time);

(b) in compliance with Article 129 of Consolidated Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer securities in the Republic of Italy; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or other Italian authority.

Please note that in accordance with Article 100-bis of the Financial Services Act, concerning the circulation of financial products, where no exemption from the rules on offerings of securities to the public applies under (i) and (ii) above, the subsequent distribution of the Securities subject to on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Financial Services Act and Regulation No. 11971. Furthermore, Article 100-bis of the Financial Services Act affects the transferability of the Securities in the Republic of Italy to the extent that any placing of the Securities is made solely with qualified investors and the Securities are then systematically resold to non-qualified investors on the secondary market at any time in the 12 months following such placing. Where this occurs, if a prospectus has not been published, purchasers of the Securities who are acting outside of the course of their business or profession may be entitled to declare such purchase null and void and to claim damages from any authorised intermediary at whose premises the Securities were purchased, unless an exemption provided for by the Financial Services Act applies.

Notice to Prospective Investors in Singapore

This prospectus supplement and the attached prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the attached prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

then, shares, debentures, and Shares of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired Shares pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA), or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and Shares of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Notice to Prospective Investors in Sweden

This prospectus supplement and the attached prospectus is being distributed in the Kingdom of Sweden in a private placement only to, and are directed only at “qualified investors” (kvalificerade investerare) as defined in Chapter 1 Section 1 of the Swedish Financial Instruments Trading Act (lag (1991:980) om handel med finansiella instrument) as amended (“Trading Act”) or to any other person in relation to which an exemption to Chapter 2 Section 1 of the Trading Act applies (all such persons together being referred to for purposes of this Notice to Prospective Investors in Sweden as “Relevant Persons”). The offered Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, Relevant Persons. This prospectus supplement and the attached prospectus is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons.

Notice to Prospective Investors in the United Arab Emirates (excluding the Dubai International Financial Centre)

The Shares which are subject to this prospectus supplement and the attached prospectus have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates other than in compliance with the laws of the United Arab Emirates. Investors in the Dubai International Financial Centre should have regard to the specific notice to investors in the Dubai International Financial Centre set out herein. The information contained in this prospectus supplement and the attached prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the UAE, as amended) or otherwise and is not intended to be a public offer. Neither this prospectus supplement nor the attached prospectus has been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus supplement and the attached prospectus you should consult an authorized financial adviser. This prospectus supplement and the attached prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and attached prospectus is being distributed in the United Kingdom in a private placement only to, and is directed only at “qualified investors” as defined in section 86 of the Financial Services and Markets Act 2000 as amended (“FSMA”) or under other circumstances which do not require the publication of a prospectus pursuant to section 85(1) of the FSMA (all such persons together being referred to for purposes of this paragraph of this Notice to Prospective Investors in the United Kingdom as “Relevant Persons”). This prospectus supplement and attached prospectus is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any invitation or inducement to engage in investment activity as defined in section 21 of the FSMA will only be communicated or caused to be communicated under circumstances in which Article 21(1) of the FSMA does not apply.

This prospectus supplement and attached prospectus is only being distributed to and is only directed at (a) persons who are outside the United Kingdom or (b) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (c) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to for purposes of this paragraph of this Notice to Prospective Investors in the United Kingdom as “Relevant Persons”). The offered Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this prospectus supplement and the attached prospectus or any of their contents.

CONFLICTS OF INTEREST

Our underwriters and their affiliates own our capital stock. Specifically, as of September 30, 2010, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates owned approximately 2.3 million shares, or 3.7%, of our voting common stock and approximately 62.5 million shares of our Series B Preferred Stock, or 49% of our outstanding preferred equity, representing in the aggregate a 33.9% economic interest in BlackRock; Barclays Capital Inc. and its affiliates owned approximately 3.0 million shares, or 4.8%, of our voting common stock and approximately 34.5 million shares of our Series B Preferred Stock, or 27.1% of our outstanding preferred equity, representing in the aggregate a 19.7% economic interest in BlackRock; and PNC and its affiliates owned approximately 22.1 million shares, or 34.7% of our voting common stock, approximately 21.4 million shares of our Series B Preferred Stock and approximately 2.9 million shares of our Series C Preferred Stock, or 19.1% of our outstanding preferred equity, representing in the aggregate a 24.3% economic interest in BlackRock.

Under NASD Rule 2720, as administered by FINRA, we may be considered to be under common control with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., and PNC Capital Markets LLC, and more than five percent of the offering proceeds, not including underwriting compensation, are intended to be paid to Merrill Lynch and PNC Bancorp, selling stockholders in this offering and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets LLC, respectively. Because of these relationships, the offering will be conducted in accordance with NASD Rule 2720, as administered by FINRA. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule. To comply with Rule 2720, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., and PNC Capital Markets LLC will not confirm sales to any account over which Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., or PNC Capital Markets LLC, as applicable, exercise discretionary authority without the specific written approval of the accountholder.

VALIDITY OF THE COMMON STOCK

The validity of the issuance of the shares of common stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of BlackRock, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of BGI included in Exhibit 99.1 of BlackRock’s Current Report on Form 8-K/A dated December 4, 2009 have been so incorporated in this prospectus supplement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all of the information set forth in the registration statement. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and any other filings on or after the date of this prospectus supplement, until we have sold all of the offered securities to which this prospectus supplement relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus supplement. Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such statement.

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	our Current Reports on Form 8-K dated February 4, 2010, February 12, 2010, May 28, 2010, September 10, 2010, and October 20, 2010;

•	our amended Current Report on Form 8-K dated December 4, 2009;

•	our definitive Proxy Statement on Schedule 14A filed April 23, 2010; and

•

the description of our common stock contained in our registration statement on our predecessor, BlackRock Holdco 2, Inc.’s (formerly BlackRock, Inc.) Form 8-A, filed on September 15, 1999, and any amendment or report filed thereafter for the purpose of updating such information.

Any statement made in this prospectus supplement, the accompanying prospectus, or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s Internet site at http://www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus are delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement. You should direct requests for documents by writing to:

BlackRock, Inc.

55 East 52nd Street

New York, NY 10055

Tel.: (212) 810-5300

Attention: Secretary

The incorporated materials may also be found on the Investor Relations portion of our website at http://www2.blackrock.com/global/home/InvestorRelations/index.htm. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or the registration statement.

Prospectus

BlackRock, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

BlackRock, Inc. may offer from time to time (i) unsecured senior or subordinated debt securities, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock, or other securities, (v) subscription rights to purchase debt securities, preferred stock, common stock, or other securities, (vi) stock purchase contracts to purchase shares of our preferred stock or common stock, or (vii) stock purchase units consisting of (a) stock purchase contracts, (b) warrants, and/or (c) debt securities issued by BlackRock or debt obligations of third parties (including United States treasury securities or other stock purchase contracts), that secure the holders’ obligations to purchase or to sell, as the case may be, preferred stock or common stock under the stock purchase contract.

We will provide the terms of these securities in supplements to this prospectus.

In addition, selling stockholders to be named in a prospectus supplement may offer shares of our common stock from time to time.

To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

You should read this prospectus and any prospectus supplement before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “BLK”. If we decide to seek a listing of any debt securities, preferred stock or warrants offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal office is located at 55 East 52nd St., New York, N.Y. 10055. Our telephone number is (212) 810-5300.

Investing in our securities involves risk. See “Risk Factors” beginning on page 2 and the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 13, 2010

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling stockholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling stockholders may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 3.

As used in this prospectus, “BlackRock,” “the Company,” “we,” “our,” “ours,” and “us” refer to BlackRock, Inc. and its consolidated subsidiaries, and “our board of directors” refers to the board of directors of BlackRock, Inc., except where the context otherwise requires or as otherwise clearly indicated.

BLACKROCK

BlackRock is the largest publicly traded investment management firm with $3.151 trillion of assets under management at June 30, 2010. We focus exclusively on investment management and risk management; we do not engage in proprietary trading or other activities that could conflict with the interests of our clients. Our business is global—we invest in capital markets throughout the world, we have employees in 24 countries and we serve institutional and retail investors in more than 100 countries. We offer a broad array of equity, fixed income, multi-asset class, alternative investment and cash management products, as well as our BlackRock Solutions® investment systems, risk management and advisory services. We offer our investment products directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), collective investment trusts and separate accounts. Our clients include taxable, tax-exempt and official institutions, high net worth individuals and retail investors.

On December 1, 2009, BlackRock acquired Barclays Global Investors (“BGI”) from Barclays Bank PLC (“Barclays”), referred to as the “BGI Transaction,” adding substantial investment and risk management capabilities and more than 3,500 new colleagues to the combined organization. BGI has long been recognized for product innovation in indexed and scientific investing, including pioneering iShares, the industry’s leading ETF platform, sophisticated retirement solutions and liability-driven investment strategies. These strengths complement BlackRock’s active fundamental portfolio management capabilities, global mutual fund platform, customized solutions, risk management and advisory services. Together, the combined firm is strongly distinguished by its scale, breadth of capabilities and depth of intellectual capital focused on helping clients address their investment challenges and achieve their financial objectives. Upon closing of the BGI Transaction, we commenced operations as a unified firm with the integration of corporate systems largely completed and implementation of our operating platform well underway. Substantial operating and cultural integration work is expected to continue over the course of the next two years.

BlackRock is an independent, publicly traded company, with no single majority stockholder and a majority of independent directors. At June 30, 2010, Merrill Lynch & Co., Inc. (“Merrill Lynch”), a wholly-owned subsidiary of Bank of America Corporation (“Bank of America”), owned approximately 3.6% of BlackRock’s voting common stock outstanding and held approximately 33.8% of our capital stock. The PNC Financial Services Group, Inc. (“PNC”) owned approximately 34.3% of BlackRock’s voting common stock outstanding and held approximately 24.2% of our capital stock. Barclays owned approximately 4.7% of BlackRock’s voting common stock outstanding and held approximately 19.6% of our capital stock.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms, including the recently approved Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays, Bank of America, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s economic investments; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s success in maintaining the distribution of its products; (16) the impact of BlackRock electing to provide support to its products from time to time; (17) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (18) the ability of BlackRock to integrate the operations of BGI.

You should carefully read the risk factors described in “Risk Factors” in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the Commission. We make available through our website at http://www.blackrock.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the Commission at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public on the Commission’s website at www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	our Current Reports on Form 8-K dated February 4, 2010, February 12, 2010, May 28, 2010 and September 10, 2010;

•	our amended Current Report on Form 8-K dated December 4, 2009;

•	our definitive Proxy Statement on Schedule 14A filed April 23, 2010; and

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The description of our common stock contained in our registration statement on our predecessor, BlackRock Holdco 2, Inc.’s (formerly BlackRock, Inc.) Form 8-A, filed on September 15, 1999, and any amendment or report filed thereafter for the purpose of updating such information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

BlackRock, Inc.

55 East 52nd Street

New York, N.Y. 10055

Tel.: (212) 810-5300

Attention: Secretary

No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the six months ended June 30, 2010 and for the years 2005-2009 are included as an exhibit to BlackRock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and are incorporated in this prospectus by reference.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either unsecured senior debt or unsecured subordinated debt. We will issue debt securities that will be senior debt under an indenture between us and The Bank of New York Mellon, as trustee (the “senior indenture”), dated September 17, 2007. We will issue debt securities that will be subordinated debt under an indenture between us and The Bank of New York Mellon, as trustee (“subordinated indenture” and, together with the senior indenture, the “Indentures”). This prospectus refers to the senior indenture and the subordinated indenture individually as the “indenture” and collectively as the “indentures.” The term “trustee” refers to the trustee under each indenture, as appropriate.

The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture. The following summary of the material provisions of the indentures and the debt securities is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indentures, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture that is applicable to you because it, and not the summary below, defines your rights as a holder of debt securities. You can obtain copies of the indentures by following the directions described under the heading “Where You Can Find More Information” on page 3.

General

The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to our “Senior Indebtedness.” For additional information, see “—Subordination” below. As of June 30, 2010, approximately $3.191 billion aggregate principal amount of debt securities were outstanding under the Senior Indenture. As of June 30, 2010, approximately $3.706 billion aggregate principal amount of BlackRock’s existing debt would have ranked senior to the subordinated debt securities and equally with the senior debt securities. As of June 30, 2010, none of BlackRock’s existing debt would have been subordinated to the senior debt securities and have ranked equally with the subordinated debt securities. The indentures do not limit the amount of debt, either secured or unsecured, which may be issued by us under the indentures or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. Since BlackRock is a holding company, the right of BlackRock, and hence the rights of the creditors and securityholders of BlackRock, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of BlackRock itself as a creditor of the subsidiary may be recognized. The indentures do not prohibit us or our subsidiaries from incurring debt or agreeing to limitations on their ability to pay dividends or make other distributions to us.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive periods during which interest payment periods may be extended;

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whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

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the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any debt securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

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if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

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our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

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the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

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any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable indenture;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•	any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented;

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to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

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if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined); and

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if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Indebtedness.

Under the subordinated indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

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all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, Senior Indebtedness does not include:

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any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our indebtedness in respect of the subordinated debt securities;

•	any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•	any of our indebtedness to any subsidiary; and

•	any liability for federal, state, local or other taxes owed or owing by us.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of BlackRock, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The subordinated indenture does not limit the issuance of additional Senior Indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

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we are the surviving corporation or the corporation, partnership or trust formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, is organized under the laws of the United States, any state of the United States or the District of Columbia and has expressly assumed by supplemental indenture all of our obligations under the indentures;

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immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

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if properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indentures, we take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

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we deliver to the trustee an officers’ certificate stating that such consolidation, merger, conveyance, transfer or lease comply with the indentures and that all conditions precedent herein provided for relating to such transaction have been complied with and, if a supplemental indenture is required in connection with such transaction, an officers’ certificate and an opinion of counsel stating that such supplemental indenture complies with the indentures.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

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our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of BlackRock, Inc.; and

•	any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture or result in the incurrence of liability by the trustee and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indentures as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture that have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be and we have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•

change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults; or

•	modify any of the above provisions.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or held by us in trust for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Trustee

The trustee under the indentures is The Bank of New York Mellon.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law. For more information on how you can obtain our amended and restated certificate of incorporation and amended and restated by-laws, see “Where You Can Find More Information” on page 3. We urge you to read our amended and restated certificate of incorporation, as amended, and amended and restated by-laws in their entirety.

General

Our amended and restated certificate of incorporation provides that we are authorized to issue 1 billion shares of capital stock, consisting of 500 million shares of common stock, par value $0.01 per share and 500 million shares of preferred stock, par value $0.01 per share of which 20,000,000 shares are designated as Series A convertible participating preferred stock, 150,000,000 shares are designated as Series B convertible participating preferred stock, 6,000,000 shares are designated as Series C convertible participating preferred stock and 20,000,000 shares are designated as Series D participating preferred stock. As of September 7, 2010, we had issued and outstanding approximately 63,655,241 shares of common stock, no shares of Series A convertible participating preferred stock, approximately 124.6 million shares of Series B convertible participating preferred stock, approximately 2.9 million shares of Series C convertible participating preferred stock and no shares of Series D participating preferred stock.

Preferred Stock

The following description of certain terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, the applicable provisions of the Delaware General Corporation Law and the certificate of designations that relates to the particular series of preferred stock, which has been or will be filed with the SEC at or prior to the time of the sale of the related preferred stock. Certain terms of any series of preferred stock offered by any prospectus supplement will be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. If there are differences between the prospectus supplement relating to a particular series and this prospectus, the prospectus supplement will control. For more information on how you can obtain our amended and restated certificate of incorporation and any applicable certificate of designations, see “Where You Can Find More Information” on page 3. We urge you to read our amended and restated certificate of incorporation and any applicable certificate of designations in their entirety.

General. The board of directors is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish from time to time the number of shares to be included in such class or series, and to fix the designations, voting powers (if any), privileges, preferences and relative participating, optional or other special rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. The authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:

•	the designation of the class or series, which may be by distinguishing number, letter or title;

•

the number of shares of the class or series, which number the board of directors may thereafter (except where otherwise provided) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

•

the rate of any dividends (or method of determining the dividends) payable to the holders of the shares of such class or series, any conditions upon which such dividends are payable, the form of payment thereof (whether cash, our securities, securities of another person or other assets) and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

•

whether dividends, if any, shall be cumulative or non-cumulative and, in the case of shares of any class or series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such class or series will cumulate;

•

if the shares of such class or series may be redeemed by us, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including our securities or those of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such class or series may be redeemed, in whole or in part, at our option or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including our obligation, if any, to purchase or redeem shares of such class or series pursuant to a sinking fund or otherwise;

•	the amount payable out of our assets to the holders of shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

•

provisions, if any, for the conversion or exchange of the shares of such class or series, at any time or times, at the option of the holder or holder thereof or at our option or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of our capital stock or into any other security, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which each conversion or exchange may be made;

•	restrictions on the issuance of shares of the same class or series or of any other class or series of our capital stock, if any; and

•	the voting rights and powers, if any, of the holders of shares of the class or series.

Unless otherwise specifically set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock, all shares of preferred stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the preferred stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all preferred stock, then such assets shall be distributed among the holders ratably.

Since we are a holding company, our right, and hence the right of our creditors and securityholders, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of our subsidiaries, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Dividend Rights. Except as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock, the holders of preferred stock will be entitled to receive, but only when and as declared by our board of directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the certificate of designations, and summarized in the prospectus supplement relating to a particular series of preferred stock, and no more, payable quarterly.

Redemption. We will have such rights, if any, to redeem shares of preferred stock, and the holders of preferred stock will have such rights, if any, to cause us to redeem shares of preferred stock, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Conversion or Exchange. The holders of preferred stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Voting Rights. The holders of preferred stock will have such voting rights as required by applicable law and as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock.

Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of preferred stock will have such preferences and priorities, if any, with respect to distribution of our assets or the proceeds thereof as may be set forth in the certificate of designations and summarized in the prospectus supplement relating to a series of preferred stock.

Miscellaneous. The transfer agent, dividend disbursing agent and registrar for the preferred stock issued in connection with this prospectus will be as set forth in the certificate of designations and summarized in the prospectus supplement. The holders of preferred stock, including any preferred stock issued in connection with this prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of ours. When issued, the preferred stock will be fully paid and nonassessable. The certificate of designations setting forth the provisions of each series of preferred stock will become effective after the date of this prospectus but on or before issuance of the related series of preferred stock.

Series A Convertible Participating Preferred Stock. As of September 7, 2010, no shares of Series A participating preferred stock (the “Series A Preferred Stock”) were outstanding. The Series A Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable, at the holder’s option, in shares of common stock, cash, or a combination of cash and common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series A Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series A Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series A Preferred Stock will be entitled to receive $.01 per share of Series A Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock and the Series A Preferred Stock. The participating preferred stock has no voting rights except as required by applicable law.

On February 27, 2009, all outstanding shares of Series A Preferred Stock were exchanged for a like number of shares of Series B Preferred Stock (as defined below).

Series B Convertible Participating Preferred Stock. As of September 7, 2010, we had outstanding approximately 124.6 million shares of Series B convertible participating preferred stock (the “Series B Preferred Stock”). The Series B Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable in the same consideration and manner as is declared on any share of common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series B Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series B Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series B Preferred Stock will be entitled to receive $.01 per share of Series B Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series B Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series B Preferred Stock has no voting rights except as required by applicable law.

Upon any transfer of the Series B Preferred Stock to any person other than an affiliate of the initial holder, each share of Series B Preferred Stock will be converted into one share of common stock. No optional conversion is permitted.

Series C Convertible Participating Preferred Stock. As of September 7, 2010, we had outstanding approximately 2.9 million shares of Series C convertible participating preferred stock (the “Series C Preferred

Stock”). The Series C Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable in the same consideration and manner as is declared on any share of common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series C Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series C Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series C Preferred Stock will be entitled to receive $40.00 per share of Series C Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series C Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series C Preferred Stock has no voting rights except as required by applicable law.

Upon termination of all of the obligations of PNC Asset Management, Inc. and The PNC Financial Services Group, Inc. (the “PNC Parties”) under the Share Surrender Agreement, dated as of October 10, 2002, by and between BlackRock and the PNC Parties (as amended, the “Share Surrender Agreement”), each share of Series C Preferred Stock shall be automatically converted into one share of common stock. Prior to any such conversion, no share of Series C Preferred Stock may be transferred other than to BlackRock in accordance with the Share Surrender Agreement.

Series D Convertible Participating Preferred Stock. As of September 7, 2010, no shares of Series D participating preferred stock (the “Series D Preferred Stock”) were outstanding. The Series D Preferred Stock is entitled to receive any dividend that is paid to holders of common stock or the holders of Series B Preferred Stock, payable in the same consideration and manner as is declared on any share of common stock or the Series B Preferred Stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock or Series B Preferred Stock must also be made accordingly to the Series D Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series D Preferred Stock must also be made accordingly to the common stock and Series B Preferred Stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series D Preferred Stock will be entitled to receive $.01 per share of Series D Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series D Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series D Preferred Stock has no voting rights except as required by applicable law.

All shares of Series D Preferred Stock previously issued have been automatically converted into an equal number of shares of Series B Preferred Stock.

Common Stock

The following description of certain rights of our common stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law.

Voting Rights. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders.

Dividends and Liquidation Rights. Subject to the preferential rights of the Series B Preferred Stock, the Series C Preferred Stock and any other outstanding series of preferred stock created by our board of directors from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and, upon liquidation, holders of common stock will be entitled to share pro rata in any distribution of our assets after payment, or providing for the payment of, our liabilities.

Miscellaneous. The outstanding shares of our common stock offered hereby upon issuance and payment therefor will be, fully paid and nonassessable. Our common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “BLK.”

The transfer agent and registrar for the common stock is BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310, telephone (800) 522-6645.

Anti-Takeover Considerations

The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions which could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

Extraordinary Corporate Transactions

Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation’s assets, dissolutions, etc.

State Takeover Legislation

Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to certain business combinations or to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. We have elected to be governed by Section 203 of the Delaware General Corporation Law.

Rights of Dissenting Stockholders

Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange or held of record by more than 2,000 stockholders, provided that such shares will be converted into stock of the surviving corporation or another corporation, which corporation in either case must also be listed on a national securities exchange or held of record by more than 2,000 stockholders. In addition, Delaware law denies appraisal rights to stockholders of the surviving corporation in a merger if the surviving corporation’s stockholders weren’t required to approve the merger.

Stockholder Action

Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our certificate of incorporation does not provide otherwise and thus permits action by written consent if such action has been approved in advance by the majority vote of our board of directors.

Meetings of Stockholders

Our amended and restated certificate of incorporate provides that special meetings of the stockholders may be called at any time by the chairman of the board of directors, the president, a majority of the board of directors, or any committee of the board of directors that has the power to call such meetings. No stockholder may call a special meeting.

Cumulative Voting

Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. Our certificate of incorporation does not authorize cumulative voting.

Removal of Directors

Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Our amended and restated certificate of incorporation provides that any or all of the directors may be removed, only for cause, by affirmative vote of at least (80%) of the stockholders.

Vacancies

Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise.

Our amended and restated by-laws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders if the vacancy resulted from the action of stockholders.

No Preemptive Rights

Holders of common stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue in the future.

Staggered Boards

The board of directors is divided into three classes serving staggered terms. The number of directors is fixed by our board of directors, subject to our Bylaws and any Stockholder Agreement. Pursuant to our Stockholder Agreements with each of PNC, Merrill Lynch and Barclays, the number of directors will be no more than 19 directors, such that:

•	not less than two and not more than 4 directors are members of BlackRock management;

•

two directors, each in a different class, are designated by PNC, provided that if for any period greater than 90 consecutive days, PNC and its affiliates beneficially own less than 10% of BlackRock Capital Stock issued and outstanding, PNC will cause one PNC designee to resign and provided that if PNC and its affiliates beneficially own less than 5% of BlackRock Capital Stock issued and outstanding, PNC will cause the second PNC designee to resign;

•	two directors, each in a different class, are designated by Merrill Lynch;

•

two directors, each in a different class, are designated by Barclays, provided that if for any period greater than 90 consecutive days, Barclays and its affiliates beneficially own less than 10% of BlackRock Capital Stock issued and outstanding, Barclays will cause one Barclays designee to resign and provided that if Barclays and its affiliates beneficially own less than 5% of BlackRock Capital Stock issued and outstanding, Barclays will cause the second Barclays designee to resign; and

•	the remaining directors are independent directors.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, preferred stock, common stock, or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock, or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, common stock, or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of debt securities, preferred stock, common stock, or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see “Where You Can Find More Information” on page 3. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our common stock, or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) a stock purchase contract; (b) warrants; and/or (c) debt securities or debt obligations of third parties (including United States treasury securities or other stock purchase contracts), that would secure the holders’ obligations to purchase or to sell, as the case may be, common stock, or preferred stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the stock purchase contracts and stock purchase units.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (b) plans (as defined in Section 4975(e)(1) of the Code) that are subject to Section 4975 of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include assets of a plan described in (a) or (b) by reason of such plan’s investment in such entities, including without limitation, an insurance company general account (each of (a), (b) and (c), a “Plan”) and (d) persons who have certain specified relationships to Plans (“parties in interest” under ERISA and “disqualified persons” under the Code). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and ERISA and the Code prohibit certain transactions between a Plan and “parties in interest” or “disqualified persons” with respect to such Plan. Violations of these rules may result in the imposition of excise taxes and other penalties and liabilities under ERISA and the Code. Governmental plans, certain church plans and non-U.S. plans, while not subject to Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to similar laws.

Prohibited Transactions

The issuer, the trustee, the underwriters or certain affiliates thereof may be “parties in interest” or “disqualified persons” with respect to a number of Plans. Accordingly, investment in the notes by a Plan that has such a relationship could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., an extension of credit to a “party in interest”). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as Section 408(b)(17) of ERISA, which exempts certain transactions between a plan and a non-fiduciary service provider to such Plan, Prohibited Transaction Class Exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company separate accounts; PTCE 91-38 which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager”; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager;” or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan’s investment. If a purchase or transfer were to result in a non-exempt prohibited transaction, such purchase or transfer may have to be rescinded. By its purchase, each investor will be deemed to have represented that either (i) it is not a Plan that is subject to the prohibited transaction rules of ERISA or the Code or a governmental, church or non-U.S. plan subject to similar laws, or (ii) its investment will not constitute a non-exempt prohibited transaction by reason of application of one or more statutory or administrative exemptions under ERISA or the Code (or in the case of a governmental, church or non-U.S. plan, any similar exemption under any similar laws).

The sale of any notes to a Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plan generally or any particular plan, or that such investment is appropriate for such plans generally or any particular plan.

SELLING STOCKHOLDERS

Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher and Flom LLP New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of BlackRock’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of BGI included in Exhibit 99.1 of BlackRock’s Current Report on Form 8-K/A dated December 4, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

51,075,758 Shares

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch		Morgan Stanley
Barclays Capital

Credit Suisse	J.P. Morgan	PNC Capital Markets LLC
UBS Investment Bank		Wells Fargo Securities

BOC International	Banco Santander	CCB International
CITIC Securities Corporate Finance (HK) Limited		Citadel Securities LLC
Citi	COMMERZBANK	Deutsche Bank Securities
Evercore Partners	Goldman, Sachs & Co.	HSBC
ING		KeyBanc Capital Markets
Lloyds TSB Corporate Markets	Mizuho Securities USA Inc.	SOCIETE GENERALE

Blaylock Robert Van, LLC	Cabrera Capital Markets, LLC	Gleacher & Company
JMP Securities	Keefe, Bruyette & Woods	Knight/Houlihan Lokey
RBC Capital Markets	RBS	Raymond James
SMBC Nikko	Samsung Securities Co., Ltd.	Siebert Capital Markets
Sterne Agee	Stifel Nicolaus Weisel	The Williams Capital Group, L.P.

November 8, 2010